PROSPECTUS and	PRICING SUPPLEMENT NO. 17
PROSPECTUS SUPPLEMENT, each	Dated January 5, 2016
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $16,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$250,000,000 Floating Rate Senior Notes Due January 8, 2019

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETD1 / US24422ETD12

Date of Issue:	January 8, 2016

Maturity Date:	January 8, 2019

Principal Amount:	$250,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 57 bps

Initial Interest Determination Date:	January 6, 2016

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 8th of January, April, July and October, commencing on April 8, 2016 and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 8th of January, April, July and October, commencing on April 8, 2016 and ending on the maturity date.

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from January 8, 2016

Plan of Distribution:
Name	Principal Amount Of Notes
Barclays Capital Inc.	$75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000
RBC Capital Markets, LLC	75,000,000
BNP Paribas Securities Corp.	8,334,000
Standard Chartered Bank	8,333,000
U.S. Bancorp Investments, Inc.	8,333,000
Total	$250,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest from January 8, 2016 if settlement occurs after that date. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.